EXHIBIT 99.1

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News Release

Investor Contact:	Yasmin Seyal senior vice president & chief financial officer 916-351-8585

Press Contact:	Linda Beech Cutler vice president, corporate communications 916-351-8650

For Immediate Release

Aerojet Records Charge for Water Litigation

SACRAMENTO, Calif., — October 15, 2003 — GenCorp Inc. (NYSE: GY) announced today that its subsidiary, Aerojet-General Corporation (Aerojet), and American States Water Company (ASWC) recently entered into a confidential memorandum of understanding for the settlement of a legal action brought by ASWC and certain of its affiliates in 1999. The ASWC suit seeks damages, including unspecified past costs, replacement water for contaminated drinking water wells near Aerojet’s Sacramento, California, manufacturing facility, and other future damages. The trial date for this matter, scheduled for October 14, 2003, has been continued to November 14, 2003, to permit the settlement negotiations to proceed.

Management estimates Aerojet’s probable additional liability arising from the potential settlement of this matter to be approximately $10 million, of which approximately $8 million is expected to be recoverable under Aerojet’s agreements with the U.S. Government and other third parties. As the Company had not yet filed its financial statements for the third quarter at the time the memorandum of understanding was reached, the liability and related receivable will be recorded in the quarter ended August 31, 2003. Previously reported loss per share for the third quarter will increase from $0.05 to $0.07 and previously reported earnings per share for the year to date will decrease from $0.24 to $0.23 per share.

The statements in this press release regarding the timing of the proposed settlement and its terms, including the estimate of Aerojet’s potential liability and the amount that may be recoverable from the U.S. Government and other third parties are forward-looking statements that involve risks and uncertainties including, but not limited to, the further review and negotiation of a final settlement agreement, regulatory and other approvals and the reaching of satisfactory agreements with other affected water purveyors and the other risks described in our Annual Report on Form 10-K for the year ended November 30, 2002 and the other filings that the Company makes from time-to-time with the SEC.

GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company’s website at http://www.GenCorp.com.

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